NASDAQ: LCU | CSE: LCU

Lion Copper Corp. Commences Trading on NASDAQ Under Symbol "LCU" and Retains Renmark Financial Communications USA Inc.

Nasdaq listing enhances U.S. capital markets visibility and broadens investor access as Lion advances its Yerington Copper Project in Nevada

RENO, NEVADA - October 19, 2026 - Lion Copper Corp. ("Lion" or the "Company") (Nasdaq: LCU) is pleased to announce that its common shares have commenced trading on the Nasdaq Capital Market ("Nasdaq") under the ticker symbol "LCU", effective October 19, 2026.

The Nasdaq uplisting represents a significant milestone in Lion's corporate development and reflects the Company's continued progress in advancing its flagship Yerington Copper Project in Nevada.

The listing is expected to enhance Lion's visibility within U.S. capital markets, broaden access to institutional and retail investors, and provide an established U.S. trading platform as the Company advances toward completion of its Definitive Feasibility Study ("DFS") and the next phase of project development.

Advancing a Significant U.S. Copper Development Opportunity

Lion's flagship Yerington Copper Project is located in Lyon County, Nevada, within a historic copper-producing district containing mineral resources and established regional infrastructure.

The Company completed a Pre-Feasibility Study in 2025 and is currently advancing a DFS, targeted for completion in the first quarter of 2027, in parallel with permitting and other project development activities.

The Yerington Copper Project is planning for the production of copper cathode, positioning Lion to potentially contribute to the growing demand for domestically produced copper supporting U.S. electrical infrastructure, energy development, advanced manufacturing and the digital economy.

The Company believes that its Nasdaq listing provides an important capital markets platform as it progresses the Yerington Copper Project toward future development and financing decisions.

Strategic Benefits of the Nasdaq Listing

The Company expects its Nasdaq listing to provide several potential benefits:

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• Expanded Investor Access: Broader accessibility to U.S. retail and institutional investors.

• Enhanced Market Visibility: Increased exposure within U.S. capital markets and the domestic copper and critical minerals sectors.

• Improved Trading Platform: Access to Nasdaq's established trading infrastructure, with the potential to support greater market participation and liquidity.

• Institutional Positioning: Increased visibility among institutional investors as Lion advances feasibility, permitting and future development financing activities.

• Alignment with U.S. Copper Development: A U.S. exchange listing that complements the Company's strategy of developing a significant domestic copper resource.

Trading Information

Effective October 19, 2026, Lion's common shares trade on the Nasdaq Capital Market under the symbol LCU.

The Company's common shares will continue to trade on the Canadian Securities Exchange under the symbol LCU.

Shareholders are not required to take any action in connection with the Nasdaq uplisting.

Renmark Financial Communications

Lion Copper Corp. has now retained the services of Renmark Financial Communications USA Inc. to handle its investor relations activities.

"We are pleased to announce that we have selected Renmark to reinforce Lion Copper Corp.'s profile in the financial community and enhance the visibility of our company. We chose Renmark because its standards and methodologies fit best with the message we wish to communicate to the investing public," noted John Banning, Chief Executive Officer.

In consideration of the services to be provided, the monthly fees incurred by Lion Copper Corp. will be a cash consideration of up to $10,000 USD, starting November 15th, 2026, for a period of seven months ending on June 15th, 2027, and monthly thereafter.

Renmark Financial Communications does not have any interest, directly or indirectly, in Lion Copper Corp. or its securities, or any right or intent to acquire such an interest.

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About Renmark Financial Communications USA Inc.

Founded in 1999, Renmark is a leading privately held full-service investor relations firm, located in Atlanta, New York, Toronto and Montreal. For the past 25 years, Renmark has provided services in investor relations, media relations and web development representing small, medium and large cap public companies listed on all major North American exchanges.  On a daily basis our team of professionals enhance our clients' visibility within the retail market space as corporate communicators. With the largest roadshow footprint in North America, and a state-of-the-art media studio, we host a multitude of live streaming Virtual Non-Deal Roadshows across North America and Europe.

About Lion Copper Corp.

Lion Copper Corp. is a U.S.-focused copper development company advancing its flagship Yerington Copper Project in Lyon County, Nevada. The Company's strategy is focused on developing significant domestic copper resources and establishing a potential long-term source of copper cathode for the United States.

Lion is progressing a Definitive Feasibility Study and permitting activities for the Yerington Copper Project, with the objective of advancing the project toward a future development and investment decision.

Further information can be found at www.lioncg.com.

John Banning
Chief Executive Officer & Director
info@lioncg.com

Renmark Financial Communications USA Inc.

James R. Kautz
jkautz@renmarkfinancial.com
Tel.: (404) 806-1394 or (212) 812-7680
www.renmarkfinancial.com

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Forward-Looking Statements

Neither the Canadian Securities Exchange nor its Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.

This news release includes forward-looking statements within the meaning of applicable securities laws. Except for statements of historical fact, any information contained in this news release may be a forward-looking statement that reflects the Company's current views about future events and is subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements in this news release include statements relating to the Nasdaq listing, the continued trading of the common shares on the CSE, the potential benefits of such listing, including increased visibility in U.S. capital markets, a broader investor base, enhanced trading liquidity, and access to deeper and more diversified capital markets, the advancement of the Yerington Copper Project, including the timing of completion of the DFS, the advancement of permitting and other project development activities and future development, investment and financing decisions, and the engagement of Renmark, including the investor relations services to be provided by Renmark, the fees payable and term of the engagement, and the anticipated benefits of the engagement, including enhanced visibility of the Company within the investment community. Although the Company believes that it has a reasonable basis for each forward-looking statement, these statements are based on facts and factors currently known to the Company and its expectations of the future, about which the Company cannot be certain. The Company cannot assure that actual results will be consistent with these forward-looking statements. These forward-looking statements speak only as of the date of this news release, and the Company undertakes no obligation to revise or update any forward-looking statements for any reason, except as required by applicable law.

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